UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Circuit City Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

www.circuitcity.com

http://investor.circuitcity.com

Notice of Annual Meeting of Shareholders

DATE	Tuesday, June 27, 2006

TIME	10:00 a.m. Eastern Daylight Time

LOCATION	The Jepson Alumni Center The University of Richmond 49 Crenshaw Way Richmond, Virginia 23173

ITEMS OF BUSINESS	(1) Elect four directors to a three-year term and one director to a one-year term;

(2) Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

(3) Transact any other business that may properly come before the meeting and any adjournments of the meeting.

RECORD DATE	You may vote if you are a shareholder of record on April 21, 2006 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the meeting, please vote your proxy as soon as possible. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”. You are cordially invited to attend the meeting.

By Order of the Board of Directors,

Reginald D. Hedgebeth Senior Vice President, General Counsel and Secretary

May 15, 2006

CIRCUIT CITY STORES, INC.

PROXY STATEMENT

Why did I receive these proxy materials?

This proxy statement was mailed to holders of common stock of Circuit City Stores, Inc. (“Circuit City,” the “Company,” “we,” “us” or “our”), a Virginia corporation, on or about May 15, 2006. The Circuit City Board of Directors (the “Board”) is asking for your proxy. By giving us your proxy, you authorize the proxyholders (Reginald D. Hedgebeth and Robert L. Burrus, Jr.) to vote your shares at the Annual Meeting of Shareholders (“Annual Meeting”) according to the instructions you provide. If the Annual Meeting adjourns or is postponed, your proxy will be used to vote your shares when the meeting reconvenes. A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended February 28, 2006, has been mailed to you with this proxy statement.

May I attend the Annual Meeting?

You are invited to attend the meeting. It will be held on Tuesday, June 27, 2006, beginning at 10:00 a.m. E.D.T. at The Jepson Alumni Center, The University of Richmond, 49 Crenshaw Way, Richmond, Virginia 23173. Even if you plan to attend the Annual Meeting, please vote your proxy. We do not require an admission ticket. If your shares are held beneficially in the name of a bank, broker or other holder of record, we reserve the right to request that you provide proof of ownership of Circuit City stock, such as a bank or broker account statement.

Who is entitled to vote?

If you are a shareholder of Circuit City common stock at the close of business on the Record Date of April 21, 2006, you can vote. There were 177,669,043 shares of common stock outstanding and entitled to vote on that date. For each matter properly brought before the Annual Meeting, you have one vote for each share you own.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Circuit City’s transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement and Annual Report have been sent directly to you by Circuit City.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement and Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the internet.

How do I vote?

You may vote using any of the following methods:

•	Mail - Be sure to complete, sign and date the proxy card and return it in the enclosed postage-paid envelope.

•	Telephone - You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Internet – You can vote by visiting the web site for Internet voting listed on your proxy card. Please have your proxy card available when you go online.

•	In person – You may vote in person at the Annual Meeting.

A valid proxy, if not revoked, will be voted for the election of the nominees for director named in this proxy statement and for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007 unless you give specific instructions to the contrary, in which event it will be voted in accordance with those instructions. If your shares are held in “street name” by your broker, do not follow the above instructions. Instead, follow the separate instructions provided by your broker.

Can I change my v ote?

If you are a shareholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by

•	completing and mailing to us a proxy card dated later than your last proxy;

•	submitting a written revocation to the Secretary of Circuit City Stores, Inc. at 9950 Mayland Drive, Richmond, Virginia 23233; or

•	appearing in person and voting at the Annual Meeting.

If your shares are held in “street name” by your broker, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker.

To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your broker holds your shares and you want to attend and vote your shares at the Annual Meeting, please bring a letter from your broker to the Annual Meeting identifying you as the beneficial owner of the shares and authorizing you to vote.

What is a “quorum”?

A quorum consists of a majority of the outstanding shares present, or represented by proxy, at the meeting. A quorum is necessary to conduct business at the Annual Meeting. Inspectors of election will determine the presence of a quorum at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions and votes withheld from director nominees count as shares present at the meeting for purposes of determining a quorum. Shares held by brokers that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

How are votes counted?

In the election of directors, the five nominees receiving the greatest number of votes cast will be elected. You may vote “for” or “withheld” for the election of directors. Votes that are withheld and shares held by brokers that are not voted in the election of directors will have no effect on the election of directors. Our corporate governance principles, which are available online at http://investor.circuitcity.com, set forth our procedure if a director-nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any director-nominee for whom greater than 50 percent of the outstanding shares are “withheld” from his or her election shall tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee shall recommend to the Board the action to be taken with respect to such resignation.

The appointment of KPMG LLP as the Company’s independent registered public accounting firm will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker non-votes will not be considered cast either for or against a matter. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How are shares held in the Employee Stock Purchase Plan voted?

Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive a form to provide voting instructions to Computershare Trust Co., Inc. for the shares of common stock held on each participant’s behalf by Computershare, as service provider for the plan. The share amounts on the form will include the shares in your plan account. If you also own shares as a record holder, then the form will allow you to vote those shares by proxy. Voting instructions should be returned, properly executed, in the envelope provided. Participants in the Employee Stock Purchase Plan may also provide voting instructions by telephone or Internet, as described on the proxy card mailed with this proxy statement. Computershare will vote in accordance with your instructions. If you do not return voting instructions or an executed proxy, Computershare will not vote the shares held in your plan account.

Who will pay for the cost of this proxy solicitation?

Circuit City will pay the cost of soliciting proxies. In addition to the solicitation of proxies by mail, our officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, electronic means and personal interview. We have hired Morrow & Co., Inc. of New York, New York, at an approximate cost of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies of shareholders whose shares are held in “street name” by brokers, banks and other institutions.

Who will count the vote?

Representatives from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

How do I comment on Company business?

Space for your comments is provided on the proxy card, or you may send your comments to us in care of the Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

ITEM ONE—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Ronald M. Brill, Barbara S. Feigin, Mikael Salovaara and Philip J. Schoonover, whose terms as directors of the Company will expire at the 2006 Annual Meeting, for re-election to the Board. In addition, the Board, upon the recommendation of the Nominating and Governance Committee, has nominated Michael E. Foss for election to the Board. Although her term would not otherwise expire until 2009, Ms. Feigin will stand for re-election at the 2007 Annual Meeting in order to satisfy the requirement in the Company’s Articles of Incorporation that each class of directors generally be of equal size. After more than six years of dedicated service as Chairman of the Board and 19 years of service as an executive of the Company, W. Alan McCollough will be retiring.

Although all nominees have indicated their willingness to serve if elected, if at the time of the Annual Meeting any nominee is unable to or unwilling to serve as a director of Circuit City Stores, Inc., shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate.

Information about the nominees for election as directors and the other directors of the Company whose terms of office do not expire this year appears below.

Nominees for Election to a Three-Year Term

RONALD M. BRILL, 62, Private Investor. Mr. Brill served as Executive Vice President and Chief Administrative Officer of The Home Depot, Inc., a home improvement retailer, from 1995 until 2000 and as a director of the same company from 1987 until 2000. He is a director of Pharmaca Integrative Pharmacy, Inc. He has been a director of the Company since 2002.

MICHAEL E. FOSS, 48, Executive Vice President and Chief Financial Officer of the Company. Mr. Foss joined the Company in 2003 as senior vice president and chief financial officer. He was promoted to executive vice president in 2005. Before joining the Company, he was executive vice president of corporate/business development for TeleTech Holdings Inc. from 2001 to 2003; president of TeleTech Companies Group, an operating division of TeleTech Holdings, Inc., from 2000 to 2001; and executive vice president and chief financial officer of TeleTech Holdings, Inc. and president of TeleTech Companies Group from 1999 to 2000. Mr. Foss was employed by Eastman Kodak Corporation from 1997 to 1999 in various senior positions.

MIKAEL SALOVAARA, 52, Private Investor. Mr. Salovaara is a retired partner from Goldman, Sachs & Co., an investment banking firm, from 1980 to 1991 and from Greycliff Partners, a merchant banking firm, from 1991 to 2002. He has been a director of the Company since 1995.

PHILIP J. SCHOONOVER, 46, President and Chief Executive Officer of the Company. Mr. Schoonover joined the Company in 2004 as executive vice president and chief merchandising officer. He was elected president in 2005 and chief executive officer in March 2006. Before joining the Company, he was executive vice president – customer segments at Best Buy Co., Inc., from April 2004 until September 2004; executive vice president – new business development from February 2002 until April 2004; and senior vice president merchandising for five years. Before joining Best Buy in 1995, Mr. Schoonover was an executive vice president at TOPS Appliance City, and held various senior marketing positions with Sony Corporation of America. He has been a director of the Company since December 2005.

Nominee for Election to a One-Year Term

BARBARA S. FEIGIN, 68, consultant specializing in strategic marketing and branding since February 1999. She served as Executive Vice President, Worldwide Director of Strategic Services and a member of the Agency Policy Council of Grey Global Group, Inc. (formerly Grey Advertising, Inc.), the principal business of which is advertising and marketing communications, from 1983 until her retirement in February 1999. She is a director of VF Corporation. She has been a director of the Company since 1994.

Directors Whose Terms Do Not Expire This Year

CAROLYN H. BYRD, 57, Chairman and Chief Executive Officer of GlobalTech Financial, LLC, a financial services company, since May 2000. She was President of Coca-Cola Financial Corporation from 1997 to May 2000. She is a director of Rare Hospitality International, Inc. and AFC Enterprises, Inc. She has been a director of the Company since 2001. Her present term will expire in 2008.

URSULA O. FAIRBAIRN, 63, President and Chief Executive Officer of Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President, Human Resources and Quality for American Express Company, a diversified global travel and financial services company, from December 1996 until her retirement in April 2005. She is a director of Air Products and Chemicals, Inc., Centex Corporation, Sunoco, Inc. and VF Corporation. She has been director of the Company since 2005. Her present term will expire in 2008.

JAMES F. HARDYMON, 71, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a public company that produces aircraft, fastening systems, and industrial components and products, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of American Standard Companies, Inc. and Lexmark International, Inc. He has been a director of the Company since 1998. His present term will expire in 2007.

ALAN KANE, 64, Professor of Retailing at the Columbia University Graduate School of Business since 1997 and Dean of the School of Business and Technology at the Fashion Institute of Technology (FIT) since 2005. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, The May Company, Grossman’s Inc. and a privately held retailer. He is a director and Chairman of the Board of Bluefly, Inc. He has been a director of the Company since 2003. His present term will expire in 2008.

ALLEN B. KING, 59, Chairman, President and Chief Executive Officer of Universal Corporation, a diversified corporation with operations in tobacco, lumber and agri-products, and Chairman, President and Chief Executive Officer of Universal Leaf Tobacco Company, Inc., international buyers and processors of leaf tobacco, since 2003. Prior to his election as Chief Executive Officer, Mr. King was Chief Operating Officer for more than five years. He is a director of Universal Corporation, Universal Leaf Tobacco Co., Inc. and Deli Universal, Inc. He has been a director of the Company since 2003. His present term will expire in 2007.

J. PATRICK SPAINHOUR, 56, retired as Chairman and Chief Executive Officer of Ann Taylor Stores Corporation in September 2005. Mr. Spainhour joined Ann Taylor, a specialty retailer of women’s apparel, shoes and accessories, in 1996 as President and Chief Operating Officer and assumed the role of Chairman and Chief Executive Officer later that same year. He is a director of The ServiceMaster Company and Tupperware Brands Corporation. He has been a director of the Company since 2004. His present term will expire in 2008.

CAROLYN Y. WOO, 52, Dean of the Mendoza College of Business, University of Notre Dame, since 1997. She is a director of AON Corporation and NISource, Inc. She has been a director of the Company since 2001. Her present term will expire in 2007.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met 10 times during the fiscal year ended February 28, 2006. Information concerning the current membership of the principal oversight committees of the Board and the number of meetings held during the fiscal year is provided in the table below.

Each director attended at least 75 percent of the aggregate number of meetings of the Board and the committee(s) on which the director served. Each person who was a director or director-nominee on June 21, 2005 attended the 2005 Annual Meeting. Meetings of the Board and its committees are held in conjunction with the Annual Meeting of shareholders, and all directors and nominees are expected to attend the Annual Meeting of Shareholders.

Committee	Current Members	Primary Responsibilities	Meetings

Audit	Ronald M. Brill, Chair (1) Carolyn H. Byrd Barbara S. Feigin Allen B. King J. Patrick Spainhour

•      Assist Board oversight of (i) the integrity of the Company’s consolidated financial statements, (ii) compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the internal audit function and independent registered public accounting firm

•      Appoint, set compensation of, and oversee work of the Company’s independent registered public accounting firm, including pre-approval of audit and permitted non-audit services

•      Discuss with management, internal audit and the independent registered public accounting firm the adequacy of the Company’s internal controls

			12

Compensation & Personnel	Mikael Salovaara, Chair Ursula O. Fairbairn James F. Hardymon Alan Kane Carolyn Y. Woo	• Review and approve goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these goals and set the CEO’s compensation • Review and approve compensation of the Company’s other executive officers • Administer incentive and equity-based compensation plans	6

Nominating & Governance	James F. Hardymon, Chair (2) Ursula O. Fairbairn Alan Kane Mikael Salovaara Carolyn Y. Woo	• Identify individuals qualified to become members of the Board • Recommend director nominees • Recommend director compensation and benefits • Coordinate oversight of management succession planning, evaluation of the Chief Executive Officer, and evaluation of the Board and its Committees • Review and recommend corporate governance principles to the Board	6

(1)	The Board of Directors has determined that Mr. Brill, the committee’s Chairman, is an “audit committee financial expert.”

(2)	Lead Director

Independence. A director of the Company is considered “independent” if he or she meets the independence requirements of the New York Stock Exchange. Affiliation with a customer or supplier of goods or services to the Company is not considered to be material to a determination of a Board member’s independence so long as payments in any fiscal year to or from the Company do not exceed 2 percent of the gross revenues of the customer or supplier, or $1 million dollars, whichever is greater. Other commercial and business relationships are evaluated by the Board on a case-by-case basis to determine if they constitute a material relationship. Each director and each director-nominee is responsible for disclosing all relationships with the Company that should be taken into account when determining the member’s or nominee’s independence. Members of the Audit Committee must also meet separate applicable independence requirements under the rules of the New York Stock Exchange adopted in accordance with the Sarbanes-Oxley Act of 2002.

Based on the foregoing criteria, the Board determined that each of the following directors is independent: Mr. Brill, Ms. Byrd, Ms. Fairbairn, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. King, Mr. Salovaara, Mr. Spainhour and Ms. Woo.

All members of the Audit; Compensation and Personnel; and Nominating and Governance Committees satisfy the standards of independence for members of such Committees established under applicable law and New York Stock Exchange listing requirements. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined, in its business judgment, that each member of the Audit Committee is financially literate and that Mr. Brill possesses accounting or related financial management expertise.

Non-Employee Director Meetings. The non-management directors of the Board meet in executive session at each regularly scheduled Board meeting and at other times, when appropriate. These meetings may include discussion with and without the Chairman or the Chief Executive Officer present. The Lead Director, who is also the chair of the Nominating and Governance Committee, generally presides at the meetings of the non-management directors.

Shareholder Recommendations for Director Candidates. On behalf of the Board, the Nominating and Governance Committee considers nominees recommended by the Company’s shareholders. In accordance with the Company’s bylaws, a shareholder who desires to nominate a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. That notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the Annual Meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a record holder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director of the Company if so elected.

The Company’s Board of Directors embraces the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company’s shareholders. When vacancies on the Board occur, the Nominating and Governance Committee seeks individuals who, based on their background and qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board’s deliberations. The Committee would evaluate nominees for director proposed by shareholders in the same manner it evaluates other prospective nominees.

Code of Business Conduct. The Board of Directors has adopted the Code of Business Conduct, which is a code of ethics that applies to all members of the Board of Directors and Company employees, including the Chief Executive Officer; Chief Financial Officer; and Controller and Chief Accounting Officer. The Company intends to satisfy any disclosure obligations with respect to amendments or waivers of the Code of Business Conduct by posting the information on the Company’s web site.

Corporate Governance Documents Available on the Company’s Web Site. The Board has adopted written charters for the Audit; Nominating and Governance; and Compensation and Personnel Committees. Copies of each of the following documents are available on the Company’s investor information home page at

http://investor.circuitcity.com and in print to any shareholder who requests them from the Company’s Secretary at Circuit City Stores, Inc., Attn: Secretary, 9950 Mayland Drive, Richmond, VA 23233:

•	Audit Committee Charter

•	Compensation and Personnel Committee Charter

•	Nominating and Governance Committee Charter

•	Board of Directors Practices and Policies (sets forth corporate governance guidelines for the Company)

•	Code of Business Conduct

In addition, you can find information concerning the Company’s strategic planning process, including the Board’s active involvement in the process, on the Company’s investor information home page at http://investor.circuitcity.com.

Communicating with the Board. Interested parties may communicate with the Lead Director, the non-management directors as a group or the Board of Directors by writing to:

Lead Director

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, VA 23233

Concerns may also be communicated to the Board by calling the following confidential, anonymous, toll-free Alertline telephone number: (800) 296-4948. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

During fiscal 2006, directors who were not employees of the Company received a combination of equity-based and cash compensation. Directors who are employees of the Company receive no compensation for service as members of the Board or Board committees. If a director is elected to fill a vacancy between Annual Meetings, the director’s cash retainer and equity-based compensation is prorated for the actual period of service.

Non-employee directors also may participate in the Company’s matching gift program. The Company will match a director’s charitable contributions up to a total of $10,000 each year. The Company also pays or reimburses the cost of transportation, lodging and expenses related to Company business and makes the corporate aircraft available to transport directors to and from the location of the Board and Committee meetings. On occasion, directors may arrive from or return to locations other than their primary residence or business address due to the timing and schedule for the Company’s Board meetings. Directors traveling on Company business are covered by Circuit City’s business travel accident insurance policy, which generally covers all Circuit City associates and directors.

The total fiscal 2006 compensation of our non-employee directors is shown in the following table.

Director	Annual Retainer Fees ($) (1)	Committee Meeting Fees ($)	Restricted Stock Units Awarded ($) (2)	Total ($)
Ronald M. Brill*	66,250	7,500	80,000	153,750
Carolyn H. Byrd	57,500	7,500	80,000	145,000
Ursula O. Fairbairn (3)	45,000	5,250	80,000	130,250
Barbara S. Feigin	57,500	7,500	80,000	145,000
James F. Hardymon*†	66,250	5,250	80,000	151,500
Alan Kane (4)	57,500	5,250	80,000	142,750
Allen B. King	57,500	7,500	80,000	145,000
Mikael Salovaara*	62,500	5,250	80,000	147,750
J. Patrick Spainhour	57,500	6,745	80,000	144,250
Carolyn Y. Woo	57,500	4,495	80,000	142,000

*	Committee Chair

†	Lead Director

(1)	Includes annual retainer, fees associated with chairing a Board Committee and fees associated with serving as Lead Director.

(2)	The amounts shown include 4,813 Restricted Stock Units awarded to each director on the date of the 2005 Annual Meeting, under the 2000 Non-Employee Directors Stock Incentive Plan.

(3)	Ms. Fairbairn became a director in June 2005.

(4)	Mr. Kane elected during fiscal 2006 to receive his retainer and committee meeting fees in the form of stock. The amounts shown reflect the value of the stock Mr. Kane received in lieu of cash.

Annual Retainer Fees. Beginning with the June 2005 Annual Meeting, the cash compensation for non-employee directors included an annual retainer of $60,000 for service on the Board and an additional annual retainer of $5,000 for serving as chair of the Compensation and Personnel or Nominating and Governance Committees. The Lead Director receives an additional retainer of $5,000 per year. The chair of the Audit Committee receives an additional annual retainer of $10,000 per year. Prior to the June 2005 Annual Meeting, the annual retainer was $50,000; the chair of each committee received an additional retainer of $5,000; and no additional retainer was paid to the Lead Director. Retainer fees are paid quarterly. If a non-employee director attends less than 75 percent of the aggregate meetings of the Board and committees on which the director serves during a year, he or she forfeits 50 percent of the annual cash retainer earned for the year.

Committee Meeting Fees. Beginning with the June 2005 Annual Meeting, committee meeting fees are paid as follows: (i) $1,500 for each day of committee meetings attended that are held in person, and (ii) $750 for each day of committee meetings attended that are held by telephone. No separate fees are paid for Board meetings. Prior to the 2005 Annual Meeting, no committee fees were paid.

Stock Grants. Effective September 2005, directors may elect to receive a stock grant in lieu of the cash retainer, meeting fees or other cash compensation to which the director would otherwise be entitled. The number of shares under the stock grant equals the amount of fees otherwise payable to the director divided by the fair market value of the Company’s common stock on the payment date, rounded to the nearest whole share.

Restricted Stock Units (RSUs). The non-employee directors’ equity-based compensation for fiscal 2006 was a restricted stock unit grant with a fair market value on the date of grant of $80,000, which vests ratably over three years. For fiscal 2007, the fair market value of the restricted stock unit grant will be increased to $100,000. Non-employee directors are not permitted to sell or transfer the shares underlying the restricted stock units granted until the shares are fully vested and the non-employee director ceases to be a director of the Company.

RSUs are generally awarded on the date of the Annual Meeting. Accordingly, on June 21, 2005, the date of the 2005 Annual Meeting of Shareholders, the 10 non-employee directors were each issued a retainer grant of 4,813 shares of restricted stock units, of which one-third vest on each of the first, second and third anniversaries of June 21, 2005.

Deferred Compensation. Non-employee directors may defer all or a part of their annual retainer and committee meeting fees under the Company’s deferred compensation plan. On the last day of the fiscal year, a non-employee director’s deferred cash compensation account is credited with an additional amount equal to the product of (1) the average daily balance credited to the Cash Deferral Account during that fiscal year and (2) a percentage which shall be the average of the five-year Treasury Bill rates in effect on the first business day of each fiscal quarter during such fiscal year plus 30 basis points.

Non-employee directors may also defer the RSUs awarded to them. Unvested RSUs and deferred RSUs are credited with additional units equal to the fair market value of the cash dividend payable on the unvested and deferred RSUs on the date the Company pays dividends. These dividend units are not included in the value of the RSU Awards listed in the table above. Ms. Byrd, Ms. Fairbairn, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. King, Mr. Salovaara, and Mr. Spainhour deferred this stock retainer grant for fiscal 2006.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table. The table below sets forth for the three years ended February 28, 2006, the compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers (the “named executive officers”) in all capacities to the Company and its subsidiaries.

	Fiscal Year	ANNUAL COMPENSATION					LONG-TERM COMPENSATION AWARDS		All Other Compensation ($)
Name and Principal Position (1)		Salary ($)	Bonus ($)		Other Annual Compensation ($) (2)		Restricted Stock Awards ($) (3)	Securities Underlying Options (#)
W. Alan McCollough	2006	975,000	1,053,000		110,476	(4)	3,330,000	0	1,573	(5)
Chairman; Retired as Chief	2005	975,000	1,462,500		93,748	(4)	0	0	3,330	(5)
Executive Officer	2004	975,000	0		53,567	(4)	2,609,650	535,000	1,749	(5)

Philip J. Schoonover	2006	716,346	704,700		95,655	(7)	2,997,000	340,000	1,274	(8)
President and Chief Executive	2005	229,615	1,230,000	(6)	—		1,164,000	350,000	37,447	(8)
Officer	2004	—	—		—		—	—	—

Michael E. Foss	2006	541,346	475,200		—		2,164,500	200,000	38,752	(10)
Executive Vice President;	2005	443,942	405,000		—		—	25,000	32,788	(10)
Chief Financial Officer	2004	292,596	99,254	(9)	—		517,944	105,000	2,153	(10)

George D. Clark, Jr.	2006	464,327	313,500		—		1,165,500	140,000	6,406	(11)
Executive Vice President;	2005	375,000	337,500		—		57,015	0	1,692	(11)
President – Retail Stores	2004	367,115	0		—		350,550	75,000	1,952	(11)

Fiona P. Dias	2006	416,346	280,500		—		1,165,500	140,000	7,763	(12)
Executive Vice President;	2005	378,846	360,000		—		57,015	0	3,701	(12)
Chief Marketing Officer	2004	389,423	75,000		—		350,550	75,000	2,630	(12)

Douglas T. Moore	2006	416,346	280,500		—		1,165,500	140,000	30,840	(13)
Executive Vice President;	2005	334,808	337,500		—		0	0	3,584	(13)
Chief Merchandising Officer	2004	236,077	22,000		—		439,335	75,000	2,630	(13)

(1)	Mr. McCollough retired as Chief Executive Officer effective February 28, 2006. Mr. Schoonover was elected Chief Executive Officer effective March 1, 2006. Mr. Schoonover joined the Company in fiscal 2005 and Mr. Foss joined the Company in fiscal 2004.

(2)	If no amount is shown as “Other Annual Compensation” for an executive for a particular fiscal year, the incremental cost to the Company of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10 percent of the named executive officer’s base salary plus bonus.

(3)	Performance-based restricted stock awards were granted to each of the named executive officers as follows: 335,000 shares to Mr. McCollough on June 17, 2003; 50,000 shares to Mr. Schoonover on October 4, 2004; 45,000 shares each to Mr. Foss, Mr. Clark and Ms. Dias on June 17, 2003 and 45,000 shares to Mr. Moore on October 27, 2003. These shares are included in the table for the fiscal year in which they were awarded, but were cancelled on March 1, 2006 because the Company did not achieve the operating profit margin target set as the performance goal.

Performance-accelerated and time-based restricted stock awards were granted to each of the named executive officers on June 21, 2005 as follows:

	Performance- accelerated (# shares)	Time- based (# shares)
W. Alan McCollough	100,000	100,000
Philip J. Schoonover	90,000	90,000
Michael E. Foss	65,000	65,000
George D. Clark	35,000	35,000
Fiona P. Dias	35,000	35,000
Douglas T. Moore	35,000	35,000

The performance-accelerated shares will vest on July 1 following the fourth anniversary of the grant date, with a provision for earlier accelerated vesting based upon attainment of operating profit margin at the following levels, which are cumulative: at 2.3 percent, 25 percent of the shares will vest; at 3.25 percent, 50 percent of the shares will vest; at 4.0 percent, 75 percent of the shares will vest; and at 4.5 percent, 100 percent of the shares will vest. The time-based restricted stock awards will vest on July 1, 2009. In connection with his retirement from the Company in July 2006, Mr. McCollough will forfeit the performance-accelerated and time-based restricted stock awards.

Upon joining the Company in fiscal 2005, Mr. Schoonover was awarded 25,000 shares of restricted stock on October 4, 2004, of which one-half vests on October 4, 2006, and the remainder vests on October 4, 2007.

Upon joining the Company in fiscal 2004, Mr. Foss was awarded 20,000 shares of restricted stock on June 16, 2003, of which one-third vested during fiscal 2005, one-third vested on June 16, 2005, and one-third will vest on June 16, 2006.

In fiscal 2005, Mr. Clark and Ms. Dias were each awarded 4,500 shares of restricted stock on August 17, 2004, of which one-half will vest on September 1, 2006, and the remainder will vest on September 1, 2007.

Dividends are paid on restricted stock. The number and value of each named executive officer’s restricted stock holdings as of February 28, 2006, based on a closing price of $24.03 for the Company’s common stock on that date, were as follows:

	Shares of Restricted Stock (#)	Value of Restricted Stock ($)
W. Alan McCollough	200,000	4,806,000
Philip J. Schoonover	205,000	4,926,150
Michael E. Foss	144,742	3,478,150
George D. Clark, Jr.	74,500	1,790,235
Fiona P. Dias	74,500	1,790,235
Douglas T. Moore	70,000	1,682,100

(4)	Mr. McCollough’s other annual compensation includes $82,316, $75,072 and $31,537 related to his use of Company aircraft for fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

(5)	Represents the dollar value of premiums paid during the indicated fiscal year for term life insurance.

(6)	Includes Mr. Schoonover’s sign-on bonus of $750,000 plus an annual bonus of $480,000 for fiscal year 2005.

(7)	Mr. Schoonover’s other annual compensation includes $83,743 related to his use of the Company aircraft for fiscal 2006.

(8)	Mr. Schoonover’s other compensation includes the following: (i) the Company match provided under the Company’s 401(k) Plan in the amount of $1,115 for fiscal year 2006; (ii) a one-time taxable relocation payment in fiscal 2005 to Mr. Schoonover of $32,442 to cover temporary living expenses in lieu of a home purchase agreement; (iii) reimbursement of relocation expenses in fiscal 2006 and fiscal 2005 totaling $23 and $4,796, respectively; and (iv) $135 and $209 representing the dollar value of premiums paid on term life insurance for fiscal years 2006 and 2005, respectively.

(9)	Includes the fair market value of shares of restricted stock Mr. Foss received as a discretionary bonus for fiscal year 2004, which he elected to receive in the form of 8,076 shares of restricted stock. The value of these shares, which vested on April 19, 2006, is reflected in the bonus column for fiscal year 2004 rather than the restricted stock awards column.

(10)	Mr. Foss’ other compensation includes the following: (i) the Company match provided in connection with compensation deferred under the Executive Deferred Compensation Plan in the amounts of $8,991 and $1,635 for fiscal years 2005 and 2004, respectively; (ii) the Company match provided under the Company’s 401(k) Plan in the amount of $8,981 and $1,419 for fiscal years 2006 and 2005, respectively; (iii) the Company match provided under the Company’s Supplemental 401(k) Plan in the amount of $29,681 in fiscal year 2006; (iv) the dollar value of premiums paid on term life insurance of $90, $3 and $519 for fiscal years 2006, 2005 and 2004, respectively; and (v) taxable moving expenses of $22,375 paid in fiscal year 2005.

(11)	Mr. Clark’s other compensation includes the following: (i) the Company match provided under the Company’s 401(k) Plan in the amount of $5,662, $1,107 and $1,500 for fiscal years 2006, 2005 and 2004, respectively; and (ii) the dollar value of premiums paid on term life insurance of $744, $585 and $452 for fiscal years 2006, 2005 and 2004, respectively.

(12)	Ms. Dias’ other compensation includes the following: (i) the Company match provided under the Company’s 401(k) Plan in the amount of $7,485, $3,473 and $2,144 for fiscal years 2006, 2005 and 2004, respectively; and (ii) the dollar value of premiums paid on term life insurance of $278, $228 and $486 for fiscal years 2006, 2005 and 2004, respectively.

(13)	Mr. Moore’s other compensation includes the following: (i) the Company match provided under the Company’s 401(k) Plan in the amount of $8,708, $3,072 and $2,000 for fiscal years 2006, 2005 and 2004, respectively; and (ii) the Company match provided under the Company’s Supplemental 401(k) Plan in the amount of $21,419 in fiscal year 2006; (iii) the dollar value of premiums paid on term life insurance of $713, $512 and $630 for fiscal years 2006, 2005 and 2004, respectively.

Options Granted in Last Fiscal Year. The following table shows stock option grants awarded during fiscal year 2006 to the named executive officers under the Circuit City Stores, Inc. 2003 Stock Incentive Plan. No stock appreciation rights were granted to the named executive officers.

	Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (Per Share) (1)	Expiration Date	Grant Date Present Value ($) (2)
W. Alan McCollough	0		N/A	N/A	N/A	N/A
Philip J. Schoonover	340,000	(3)	13.43%	$16.62	6/21/2015	3,046,400
Michael E. Foss	200,000	(3)	7.90%	$16.62	6/21/2015	1,792,000
George D. Clark, Jr.	140,000	(3)	5.53%	$16.62	6/21/2015	1,254,400
Fiona P. Dias	140,000	(3)	5.53%	$16.62	6/21/2015	1,254,400
Douglas T. Moore	140,000	(3)	5.53%	$16.62	6/21/2015	1,254,400

(1)	The exercise price for all of the options is the fair market value of the underlying common stock on the date of grant.

(2)	These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with Securities and Exchange Commission rules. We used the following assumptions for each of the Named Executive Officers in estimating these values:

Potential option term	Risk-free rate of return	Expected volatility	Expected Dividend Yield
4.8 years	3.81%	63%	0.42%

(3)	These options were awarded on June 21, 2005, have a 10-year term and vest in four equal installments beginning July 1, 2006.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth information concerning common stock option exercises and fiscal year-end option values as of February 28, 2006, for the named executive officers.

	Shares Acquired on Exercise (# of Shares)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Dollar Value of Unexercised In-The-Money Options at Fiscal Year-End
Name			Exercisable (# of shares)	Unexercisable (# of Shares)	Exercisable ($)	Unexercisable ($)
W. Alan McCollough	351,983	3,052,902	4,184,750	0	20,773,329	0
Philip J. Schoonover	0	0	116,667	573,334	980,003	4,479,406
Michael E. Foss	0	0	98,334	231,666	1,599,182	1,926,793
George D. Clark, Jr.	49,994	758,349	196,904	148,334	2,133,752	1,190,912
Fiona P. Dias	78,123	1,231,157	212,488	140,000	3,410,311	1,037,400
Douglas T. Moore	20,360	303,006	84,942	142,014	1,098,489	1,074,498

Pension Plan/Benefit Restoration Plan. Circuit City has maintained a defined benefit pension plan and a related benefit restoration plan. The pension plan was frozen as of February 28, 2005, except for employees who were (i) within three years of their early retirement date or normal retirement date; (ii) had reached their early or normal retirement date; or (iii) were permanently disabled before March 1, 2005. The benefit restoration plan was frozen as of February 28, 2005, except for a sustained group of participants who, as of that date, were within 10 years of attaining their early retirement date or normal retirement date. The following table illustrates estimated annual retirement benefits payable under the Company’s plans to persons in specified compensation and years of service classifications calculated as a straight life annuity with no Social Security or other offsets.

Highest Consecutive Five-Year Average Compensation	Estimated Annual Pension for Representative Years of Credited Service
	15	20	25	30	35
$500,000	$107,503	$143,337	$179,172	$215,006	$250,840
$1,000,000	$220,003	$293,337	$366,672	$440,006	$513,340
$1,500,000	$332,503	$443,337	$554,172	$665,006	$775,840
$2,000,000	$445,003	$593,337	$741,672	$890,006	$1,038,340
$2,500,000	$557,503	$743,337	$929,172	$1,115,006	$1,300,840
$3,000,000	$670,003	$893,337	$1,116,672	$1,340,006	$1,563,340

The pension plan covers employees who, as of February 28, 2005, had reached age 21 and completed one year of service.

Benefits under the pension plan are based on a designated percentage of the average of compensation for the five highest consecutive of the last 10 calendar years of employment, capped by the annual Internal Revenue Code compensation limits (the “Highest Average Earnings”) multiplied by years of credited service, and integrated with Social Security covered compensation. The formula for calculating the annual benefit at Normal Retirement is as follows1: (i) 0.85 percent of the participant’s Highest Average Earnings, plus (ii) 0.65 percent of the excess of the participant’s Highest Average Earnings over the participant’s social security covered compensation, multiplied by (iii) the participant’s years of benefit service earned through February 28, 2005 (not to exceed 35 years).

The Internal Revenue Code imposes certain limits related to pension plan benefits. Any resulting reduction in an executive’s pension plan benefit may be compensated for under the benefit restoration plan up to the plan’s maximum benefit limit. The benefit restoration plan uses the same formula as the pension plan without any restrictions on compensation minus the amount of the participant’s benefit payable under the pension plan. The total combined retirement benefit will be equal to the amount resulting from the formula above without applying any of the IRS limitations.

For purposes of both plans, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. Compensation for those individuals listed in the Summary Compensation Table for benefit determination purposes is therefore substantially the same as the amounts listed under the Salary and Bonus headings.

[1]	Benefit service accrued up to February 28, 1989, however, was subject to the terms of a prior retirement plan, with a different accrued benefit formula

For fiscal 2006, the Internal Revenue Code limit on the annual retirement benefits that may be paid from the pension plan was $175,000 and the limit on the amount of compensation that may be recognized by the pension plan was $220,000. Any annual pension benefit accrued over $175,000 would have been payable under the benefit restoration plan. The maximum annual benefit payable under the benefit restoration plan was $437,500 for fiscal 2006. The benefits shown on the table above have not been limited by these caps.

As of March 1, 2005, there were 34 active senior executives participating in the benefit restoration plan and 12 participants who were retired, terminated or disabled at the time the plan was frozen and are receiving or are entitled to receive benefits. All other senior executives became ineligible to participate in the benefit restoration on March 1, 2005. The accumulated benefit obligation under the benefit restoration plan at February 28, 2006 was $16.8 million. The plan is unfunded. The Board has the authority to award past service credits and accelerated service benefits.

The following table provides the estimated annual retirement benefits payable as of March 1, 2005 under the pension plan and the benefit restoration plan to the named executive officers upon their retirement.

Name	Estimated Annual Pension Plan Benefit ($)	Estimated Annual Restoration Plan Benefit ($)
W. Alan McCollough	31,525	(1)
Philip J. Schoonover	0	0
Michael E. Foss (2)	5,041	0
George D. Clark, Jr. (3)	54,340	148,615
Fiona P. Dias (4)	9,818	0
Douglas T. Moore (5)	37,584	96,824

(1)	Mr. McCollough is grandfathered under both the pension and benefit restoration plans. He has elected to receive his restoration plan benefit as a lump sum estimated at $4,420,985 on a date which is six months following his retirement date. In connection with his Retirement and Consulting Agreement, Mr. McCollough was imputed an additional five years of age and five years of benefit service under the restoration plan as of his retirement date. This age and service credit will result in him receiving the maximum benefit payable under the plan, which is an estimated incremental benefit on a lump-sum payment basis of approximately $1.83 million.

(2)	Mr. Foss has a frozen pension benefit based on two years of service. Estimates are based on a retirement age of 65. Assuming Mr. Foss continues his employment with Circuit City, he will become vested in his pension benefit once he has earned five years of service. He is not eligible to receive benefits under the benefit restoration plan.

(3)	Mr. Clark is a frozen vested participant in the pension plan. Estimates are based on a retirement age of 65, assuming Mr. Clark meets vesting requirements under the benefit restoration plan.

(4)	Ms. Dias is a frozen vested participant in the pension plan. Estimates are based on a retirement age of 65. She will be eligible to receive benefits under the benefit restoration plan if she continues her employment with the Company until retirement.

(5)	Mr. Moore is a frozen vested participant in the pension plan. Estimates are based on a retirement age of 65, assuming Mr. Moore meets vesting requirements under the benefit restoration plan.

Defined Contribution Plans. Circuit City sponsors a tax-qualified 401(k) plan for U.S.-based employees meeting certain eligibility requirements. Under the plan, eligible employees can contribute up to 40 percent of their compensation up to the annual limit as designated by the Internal Revenue Service. Effective January 1, 2005, the Company adopted a safe harbor matching formula for the plan. The Company matches $1.00 for each $1.00 contributed by an employee on the first 3 percent of the employee’s compensation, and $0.50 for each $1.00 on the next 2 percent of the employee’s compensation. Prior to January 1, 2005, the Company matched $0.25 for each $1.00 contributed by an employee up to 5 percent of the employee’s compensation.

Beginning March 1, 2005, the Company sponsors a Supplemental 401(k) Plan for U.S.-based employees which, like the benefit restoration plan, is designed to provide benefits for executives affected by Internal Revenue Code limits on qualified retirement plans. The Supplemental 401(k) Plan is an unfunded, non-qualified deferred compensation plan, under which executives may defer up to 40 percent of their compensation and are eligible to receive a matching contribution of up to 4 percent of their compensation, minus the amount contributed as a matching contribution under the tax-qualified 401(k) Plan.

Circuit City sponsors a group registered retirement savings plan for certain international-based employees, under which full-time and qualifying part-time employees with at least 12 months of service may join the plan and contribute up to 3 percent of their salaries. Employee contributions are matched dollar for dollar by the Company. After membership in the plan for 12 months, an employee may elect to contribute up to an additional 2 percent of his salary to the plan, which is also matched dollar for dollar by the Company.

Equity Compensation Plans Information

The following table gives information about Circuit City common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of February 28, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders (1)	14,732,859	(2)(3)	$16.41	(4)	6,269,753	(5)(6)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	14,732,859				6,269,753

(1)	Includes the following equity compensation plans that have been approved by shareholders: the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan (the “ESPP”), the 2000 Non-Employee Directors Stock Incentive Plan (the “2000 Directors Plan”), the Circuit City Stores, Inc. 2003 Stock Incentive Plan, the Amended and Restated 1989 Non-Employee Directors Stock Option Plan (the “1989 Directors Plan”), the Circuit City Stores, Inc. 1994 Stock Incentive Plan (the “1994 Plan”) and the InterTAN, Inc. 1996 Stock Option Plan (the “1996 InterTAN Plan”). The 1989 Directors Plan and the 1994 Plan have been terminated and no additional awards may be made pursuant to either plan. The 1996 InterTAN Plan was approved by shareholders of InterTAN and assumed by Circuit City in connection with Circuit City’s acquisition of InterTAN in May 2004.

(2)	Includes shares of common stock that may be issued to settle deferred compensation obligations and restricted stock units that have been awarded pursuant to the 2000 Directors Plan and the 2003 Stock Incentive Plan.

(3)	Certain options were granted with tandem stock appreciation rights that may be exercised in lieu of the related options in limited circumstances.

(4)	Excludes restricted stock units and shares of common stock that may be issued to settle deferred compensation obligations.

(5)	Includes restricted stock, restricted stock units, options and stock appreciation rights that may be awarded under the 2000 Directors Plan, the 2003 Stock Incentive Plan and the 1996 InterTAN Plan.

(6)	Includes 1,390,878 shares remaining available for issuance under the ESPP. Under the ESPP, certain officers of the Company may, by written consent, increase the maximum number of shares of the Company’s common stock that may be purchased under the ESPP as they deem necessary to accommodate cumulative purchases of common stock for any calendar year. However, the officers may not increase the number of shares reserved for issuance under the ESPP by more than 1 percent of the number of shares of common stock outstanding as of December 31 of the previous calendar year. Without further shareholder authorization, the number of shares added to the ESPP under this mechanism plus the 2,474,454 shares that were available for purchase as of March 1, 2004 will not exceed 20,000,000, subject to adjustment for stock dividends, stock splits and other recapitalizations as contemplated under the plan.

Performance Graph. The following graph compares the cumulative total shareholder return on our common stock for the last five years with the S&P 500 Index and a peer group industry index, the S&P 500 Retailing Group. The graph assumes that the value of the investment in our common stock and each index was $100 at February 28, 2001, and that all dividends were reinvested.

Fiscal Year	2001	2002	2003	2004	2005	2006
Circuit City Stores, Inc. (1)	$100	$118.43	$44.63	$113.90	$160.06	$247.19
S&P 500 Index	$100	$90.49	$69.96	$96.91	$103.68	$112.38
S&P 500 Retailing	$100	$116.33	$84.22	$131.70	$145.76	$158.18

(1)	The return on the Company’s common stock includes the effect of a dividend of CarMax, Inc. common stock distributed on October 1, 2002. The dividend resulted in a per share adjustment of $5.1162 (the fair market value of the dividend), reflected as a special dividend reinvested in the Company’s common stock.

Employment Agreements and Change-in-Control Arrangements

The Company has employment agreements with each of the named executive officers, except that Mr. McCollough’s employment agreement has been modified by a Retirement and Consulting Agreement, effective December 22, 2005. Generally, the employment agreements provide for annual salary review and participation in the Company’s bonus, stock incentive and other employee benefit programs. Each agreement contains provisions confirming the employee’s obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after termination of employment.

Termination without cause. In the event of involuntary termination by the Company without cause, the agreements with Mr. McCollough, Mr. Foss, Mr. Clark, Ms. Dias and Mr. Moore provide for continuation of base salary and target bonus and participation in employee benefits plans for two years plus a pro-rata share of the target bonus for the fiscal year in which the termination is effective. Mr. Schoonover’s agreement provides for continuation of base salary and target bonus for one year and participation in employee benefits plans for two years following termination.

These provisions in the agreements with the named executive officers also apply in the event of termination by the executive for good reason (as defined in the agreement) or a decision by the Company not to renew the agreement at the end of the initial term or renewal period. In all cases, the executive would be entitled to outplacement services of up to $50,000 and accelerated vesting of any unvested stock options or restricted stock grants (excluding performance-based restricted stock) which would have vested during the then-current agreement term. The executive would also receive age and service credit for the Company’s benefit plans through the end of the agreement term or an equivalent lump sum cash amount.

Change of Control Severance Benefits. In the event of termination within two years following a change of control of the Company, the agreements with Mr. McCollough, Mr. Foss, Mr. Clark and Ms. Dias provide for (i) continuation of base salary through the remainder of the month in which termination occurs, (ii) a pro-rata share of the target bonus for the year in which the termination is effective, (iii) a lump-sum severance amount equal to three times the executive’s base salary and target bonus, (iv) continuation of health, welfare and benefit plan participation for three years at the same cost to the executive as prior to termination, (v) outplacement services up to $50,000, (vi) a lump-sum payment equal to the three-year costs of perquisites, and (vii) accelerated vesting of any unvested stock options or restricted stock grants (excluding performance-based restricted stock) which would have vested during the then-current agreement term.

The agreements with Mr. Schoonover and Mr. Moore have similar provisions to the agreements with Mr. McCollough, Mr. Foss, Mr. Clark and Ms. Dias except that the lump-sum severance amount; the lump-sum perquisites amount; and the continuation of health, welfare and benefit plan participation are all shortened to two years. In addition, Mr. Schoonover’s agreement (i) does not provide for a pro-rata share of the target bonus for the fiscal year in which termination is effective and (ii) he is only entitled to change of control severance benefits in the event of termination within one year following a change of control, rather than two years.

Each of the agreements with the named executive officers indemnifies the employees for potential excise taxes under the Internal Revenue Code.

In addition to the employment agreement provisions concerning accelerated vesting of stock, the Compensation and Personnel Committee of the Board has provided for accelerated vesting upon a change of control under certain awards of stock options and restricted stock (including performance-based restricted stock) under the 1994 and 2003 Stock Incentive Plans. The Committee also has discretion under the 1994 and 2003 plans to accelerate the time at which any or all restrictions with respect to restricted stock or restricted stock units shall lapse or remove any and all such restrictions.

McCollough Retirement and Consulting Agreement. The Company and Mr. McCollough entered into a Retirement and Consulting Agreement (the “Retirement Agreement”) on December 22, 2005, which modifies the employment agreement between Mr. McCollough and the Company. Mr. McCollough resigned as Chief Executive Officer effective February 28, 2006 and will be retiring as Chairman of the Board of Directors at the 2006 Annual Meeting. Under the terms of the Agreement, Mr. McCollough will retire as an employee on July 2, 2006. Mr. McCollough’s termination of employment will be treated as a voluntary termination under his employment agreement. The non-competition agreement in the employment agreement will be extended for a period equal to that of the consulting arrangement described below. Otherwise, except as specifically modified by the Retirement and Consulting Agreement, the employment agreement will remain in effect.

Mr. McCollough will provide consulting services to the Company for a one-year period beginning in July 2006. Annual compensation to Mr. McCollough for the consulting services will be $100,000, and Mr. McCollough will be obligated to perform up to 200 hours of service to assist in the transition of management of the Company following his retirement and to perform such other special projects and activities as may be requested by the Board or the Chief Executive Officer and agreed to by Mr. McCollough. The period during which Mr. McCollough will provide consulting services may be extended with approval of Mr. McCollough, the Chief Executive Officer and the Board.

Stock option and restricted stock awards to Mr. McCollough will become vested and exercisable, or be forfeited, in accordance with the terms established at the time they were granted. Mr. McCollough received a bonus in the amount of $1,033,500 for the Company’s 2006 fiscal year to the extent earned under the previously established terms and conditions. Mr. McCollough will not be eligible for a bonus for the Company’s 2007 fiscal year.

Mr. McCollough received additional age and service credit under the Company’s benefit restoration plan, which is expected to result in Mr. McCollough receiving the maximum benefit payable under the plan, an estimated incremental benefit to him on a lump-sum payment basis of approximately $1.83 million. The Company’s benefit restoration plan was amended to allow Mr. McCollough to elect a lump-sum payment.

BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors and Officers. We encourage stock ownership by our directors, officers and employees. The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of April 21, 2006 for each director; the named executive officers; and the directors and executive officers of the Company as a group.

	Beneficial Ownership (1)
Name	Option Shares That May Be Acquired within 60 Days after April 21, 2006 (2)	Total Shares of Common Stock Beneficially Owned as of April 21, 2006 (3)	Percent of Class		Restricted Stock Units & Deferred Units (4)	Total Common Stock & Stock Units (5)
NAMED EXECUTIVE OFFICERS
W. Alan McCollough*	4,034,750	4,426,857	2.4%		98,522	4,525,379
Philip J. Schoonover*	116,667	351,667	*	*	0	351,667
Michael E. Foss	105,834	278,061	*	*	0	278,061
George D. Clark, Jr	184,240	320,067	*	*	18,473	338,540
Fiona P. Dias	0	174,593	*	*	24,630	199,223
Douglas T. Moore	86,956	191,708	*	*	0	191,708
			*	*
DIRECTORS			*	*
Ronald M. Brill	8,408	21,570	*	*	10,694	32,264
Carolyn H. Byrd	11,153	12,192	*	*	17,755	29,947
Ursula O. Fairbairn	0	8,191	*	*	4,829	13,020
Barbara S. Feigin	15,986	25,622	*	*	17,755	43,377
James F. Hardymon	18,695	25,612	*	*	17,755	43,367
Alan Kane	0	11,175	*	*	17,755	28,930
Allen B. King	0	4,000	*	*	17,054	21,054
Mikael Salovaara	18,695	65,291	*	*	17,755	83,046
J. Patrick Spainhour	0	180	*	*	9,517	9,697
Carolyn Y. Woo	12,191	20,200	*	*	10,694	30,894
All directors and executive officers as a group (26 persons)	5,214,720	7,010,973	3.8%		307,818	7,318,791

*	Mr. McCollough and Mr. Schoonover are also directors of the Company.

**	Less than 1 percent of class, based on the total number of shares of common stock outstanding on April 21, 2006.

(1)	Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to the securities shown in the table below.

(2)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after April 21, 2006.

(3)	Includes restricted stock as follows: Mr. McCollough 200,000; Mr. Schoonover 235,000; Mr. Foss 136,666; Mr. Clark 122,973; Ms. Dias 134,130; Mr. Moore 100,000; and 393,600 awarded to other executive officers.

(4)	Includes restricted stock units and stock units representing deferred stock retainer grants. The restricted stock units and stock units are not shares of common stock and have no voting power. The restricted stock units for non-employee directors represent unvested restricted stock units, deferred restricted stock units and additional unvested or deferred units earned as dividends on the restricted stock unit awards. Additionally, Ms. Feigin and Mr. Hardymon each have 1,445 stock units that represent deferred stock retainer awards made in fiscal years 2000, 2001 and 2002 in connection with service as a non-employee director. The restricted stock units for Mr. McCollough, Mr. Clark and Ms. Dias represent units awarded in November 2002, which are subject to a deferral restriction period; in the case of Mr. Clark and Ms. Dias, they are deferred until retirement, and in the case of Mr. McCollough, they are deferred until June 30, 2007.

(5)	Includes total shares of common stock beneficially owned, restricted stock units and deferred stock units.

Principal shareholders. The following table contains information regarding the persons the Company knows to beneficially own more than 5 percent of the Company’s common stock as of April 21, 2006.

Name and Address	Shares of Common Stock Beneficially Owned
	Number	Percent of Class
Goldman Sachs Asset Management, L.P. (1) 32 Old Slip New York, NY 10005	25,501,559	14.4%
FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	22,100,534	12.1%
Paul Tudor Jones, II (3) 125 King Street Greenwich, Connecticut 06831	9,792,073	5.5%
Highfields Capital Management LP (4) 200 Clarendon Street, 51st Floor Boston, MA 02116	8,969,216	5.1%

(1)	Information concerning the Company’s common stock beneficially owned by Goldman Sachs Asset Management, L.P. (“GSAM LP”) was obtained from a Schedule 13G/A filed on February 8, 2006. According to the Schedule 13G, GSAM LP is an investment advisor and has sole voting power for 19,015,200 shares and sole dispositive power for all 25,501,559 shares. GSAM LP disclaims beneficial ownership for any securities managed, on GSAM LP’s behalf, by third parties.

(2)	Information concerning the Company’s common stock beneficially owned by FMR Corp. (“FMR”) was obtained from a Schedule 13G/A filed on February 14, 2006. According to the Schedule 13G, FMR is a parent holding company and certain members of the family of Edward C. Johnson 3d may be deemed members of a group that controls FMR. The Schedule 13G indicates that of the 22,100,534 shares beneficially owned: (i) 20,458,810 shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”), a wholly owned subsidiary of FMR and a registered investment advisor; (ii) 437,524 shares are beneficially owned by Fidelity Management Trust Company (“Fidelity Trust”), a wholly owned subsidiary of FMR and a bank, which serves as investment manager for certain institutional accounts; and (iii) 1,204,200 shares are beneficially owned by Fidelity International Limited (“Fidelity International”), a foreign-based subsidiary and investment adviser for certain institutional investors. FMR and Mr. Johnson have sole power to dispose of the shares beneficially owned by Fidelity Research and Fidelity Trust and sole power to vote the shares beneficially owned by Fidelity Trust. However, the trustees of the mutual funds managed by Fidelity Research have sole power to vote the shares that are beneficially owned by Fidelity Research. FMR and Fidelity International believe that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, and therefore believe that they are not otherwise required to attribute to each other the “beneficial ownership” of the securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

(3)	Information concerning the Company’s common stock beneficially owned by Paul Tudor Jones, II was obtained from a Schedule 13G/A filed on February 14, 2006, by each of the following reporting persons: The Tudor BVI Global Portfolio Ltd. (“BVI”), The Raptor Global Portfolio Ltd. (“Raptor”), The Altar Rock Fund L.P. (“Altar Rock”), Tudor Proprietary Trading, L.L.C. (“Tudor Proprietary”), Tudor Investment Corporation (“Tudor Investment”), which provides investment advisory services to BVI and Raptor and is the general partner of Altar Rock and Paul Tudor Jones, II, the controlling shareholder of Tudor Investment and the indirect controlling equity holder of Tudor Proprietary. The Schedule 13G/A indicates that each reporting person shares voting and dispositive power with respect to the following number of shares: Mr. Jones – 9,792,073, Tudor Investment – 9,306,691, Tudor Proprietary – 485,382, Altar Rock – 72,130, Raptor – 7,668,461 and BVI – 1,566,100. The Schedule 13G/A also indicates that Tudor Investment disclaims beneficial ownership of the shares owned by Raptor, BVI and Altar Rock and that Mr. Jones disclaims beneficial ownership of the shares held by Tudor Investment and Tudor Proprietary.

(4)

Information concerning the Company’s common stock beneficially owned by Highfields Capital Management LP (“Highfields Capital”), an investment manager, was obtained from a Schedule 13G/A filed on February 14, 2006 by each of the following reporting persons: Highfields Capital; Highfields GP LLC (“Highfields GP”), the general partner of Highfields Capital; and Jonathon Jacobson and Richard L. Grubman, each a managing member of Highfields GP. According to the Schedule 13G, each of Highfields Capital, Highfields GP and Messrs. Jacobson and Grubman has sole voting and dispositive power for all 8,969,216 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers, directors and persons who own more than 10 percent of the Company’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater-than-10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based on the Company’s review of the copies of those forms, and any amendments it has received, and written representations from the Company’s officers and directors, the Company believes that all officers, directors and beneficial owners of more than 10 percent of the Company’s common stock complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 28, 2006, except that one report was filed late by Mr. Brill, Ms. Byrd, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. King, Mr. Salovaara, Mr. Spainhour and Ms. Woo, all with respect to the vesting of restricted stock units that these non-employee directors were awarded in 2004. Due to an error by the Company, the vesting was not reported to the Securities and Exchange Commission until June 20, 2005. One report was filed late by Mr. Spainhour with respect to a purchase in a managed account on June 13, 2005 in which the manager was responsible for all investment decisions. The reporting person did not exercise any influence over how, when or whether to effect the purchase. Due to an oversight, this transaction was not reported to the Securities and Exchange Commission until October 14, 2005.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

Committee Structure and Responsibilities

The Compensation and Personnel Committee (the “Committee”) is comprised entirely of non-employee independent directors. The Board of Directors, by written charter, has assigned to the Committee responsibility for review, evaluation and approval of the Company’s executive compensation programs. The Committee Chair reports Committee actions, decisions and recommendations at the meetings of the full Board.

The Committee uses an independent compensation consultant to provide information regarding market competitiveness, trends and industry compensation practices that can be balanced against the Company’s strategic goals, financial resources and business needs. The independent consultant also advises the Committee on the design of the Company’s long-term incentive compensation program. The independent consultant is engaged by, and reports directly to, the Committee. The Committee meets regularly with the independent consultant. The Committee believes that use of an independent consultant helps the Committee design compensation programs that are reasonable and competitive.

Executive Compensation Philosophy

Circuit City operates in the highly competitive consumer electronics industry. The Committee believes that the Company’s executive compensation program should be structured and operated to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its shareholders.

In conjunction with making decisions concerning salaries for executives, the Committee reviews external competitive data, prepared by the independent consultant, from more than 500 companies across a broad range of industries and from a retail industry specific survey. The Committee compares target total direct compensation for the Company’s senior executives to the external competitive data. Target total direct compensation for purposes of this analysis includes base salary and target bonus plus the annualized expected value of long-term incentives. On average, the Committee has approved target total direct compensation within a competitive range between the 50th and 75th percentile relative to the market data. For each executive, however, compensation is also based upon his or her level of responsibility and his or her individual performance.

The Committee also reviews the Company’s total compensation obligations including tally sheets, to the Chief Executive Officer and other senior executives under various scenarios, including voluntary termination, termination for cause, involuntary termination without cause and involuntary termination without cause following a change-in-control of the Company. In particular, the Committee reviewed with the independent consultant a quantitative analysis of the potential costs related to existing change-in-control severance arrangements. The Committee has determined that the potential compensation payable in these circumstances is consistent with its compensation philosophy and external practices.

In approving the design of the Company’s current long-term incentive programs, the Committee seeks to both retain and motivate key executives for the next several years, which are critical to Circuit City’s long-term success. A mixture of time-based restricted stock, performance-accelerated restricted stock and stock options are used for retention and to motivate performance based upon meeting annual performance targets and driving business outcomes that will positively impact the Company’s share price over the long term. The Committee believes that long-term incentive awards should be competitive with an expected value consistent with market position and be attractive to executive management candidates. Awards are also intended to be financially efficient with respect to the expense to the Company as well as to the impact on the number of shares available under the Company’s stock incentive plans.

For the Company’s annual incentive awards under the 2003 Annual Performance-Based Bonus Plan, the Committee has elected in recent years to set performance criteria based upon earnings performance. Each year the Committee considers the Company’s prior year’s performance, as well as operational plans and budgets for the coming year. Based on these considerations, the Committee sets an earnings per share performance goal. Actual payout may range from 0 percent to 200 percent of the annual incentive opportunity, depending on achievement of specified earnings per share targets, with payments increasing as Company performance improves.

Fiscal Year 2006 Executive Compensation

The Company’s 2006 executive compensation program consisted of the following principal components:

•	Annual Base Salary

•	Annual Performance-Based Bonus

•	Long-Term Incentive Awards

Additionally, the Company provided perquisites, retirement benefits and other compensation, as described below.

Annual Base Salary. Based upon discussions with its independent consultant and analysis of retail industry peers, the Committee believes that executive management base salaries meet or exceed the market median levels. The Committee conducted its annual review of base salaries of executive officers of the Company during fiscal year 2006 and discussed management’s recommendations with the independent consultant. For each executive-level position, the independent consultant provided the Committee with information about market salaries for comparable positions based on retail and general industry data. As part of the Company’s efforts to build a strong executive leadership team that can deliver financial and operating results consistent with the Company’s goals and transform the culture of the organization through associate engagement and talent management, base salary increases were approved for most of the senior executives. Of the named executive officers, Mr. Schoonover, Mr. Foss, Mr. Clark, Ms. Dias and Mr. Moore received an increase as a result of the annual review.

Annual Performance-Based Bonus. To provide a leveraged incentive to achieve the fiscal year 2006 business plan, the Committee maintained target bonus levels applicable to the Company’s senior executives as follows:

Position	Target Bonus percent of base annual salary	Maximum Bonus percent of base annual salary
Chief Executive Officer	100%	200%
President	90%	180%
Executive Vice President*	80%	160%
Senior Vice President	60%	120%

*	includes Chief Financial Officer

For the 2006 fiscal year, the Committee approved targeted financial goals for earnings per share at the beginning of the fiscal year in connection with a review of projections incorporated into the Company’s operating budget. These goals were set in accordance with the 2003 Annual Performance-Based Bonus Plan. Based on the Company’s earnings per share relative to budget for fiscal year 2006, the Committee certified that the Company achieved the performance goal for a bonus payout for fiscal year 2006 at the level of 110 percent of Target Bonus under the plan, except that Mr. McCollough, Mr. Schoonover and Mr. Foss were awarded a bonus payout at the level of 108 percent.

Long-term Incentive Compensation. The Company’s long-term incentive programs are a significant component of the executive compensation package and remain the primary long-range tool for aligning shareholder value and executive performance. All long-term incentive awards are administered in connection with the Company’s stock incentive plans and reviewed or approved by the Committee.

In fiscal 2004, the Committee approved a multi-year long-term incentive award referred to as the “turnaround” program that included a mix of restricted stock and stock options under the 1994 and 2003 Stock Incentive Plans. The restricted stock awards would have vested based upon the Company meeting a target for operating profit margin of 4 percent or greater during fiscal year 2006. Since the Company did not achieve this operating margin target, the restricted stock awards were forfeited, effective February 28, 2006. The stock options provided for vesting at the end of a three-year period if the executive’s employment continued.

During fiscal 2006, the Committee approved a new multi-year long-term incentive award program pursuant to the 2003 Stock Incentive Plan. Awards under the new program include performance-accelerated restricted stock, time-based restricted stock, and non-qualified stock options. The Committee believes that these multi-year awards will help the Company retain and motivate key executives.

The performance-accelerated restricted stock awards will vest on July 1 following the fourth anniversary of the date of grant, with a provision for accelerated vesting based upon attainment of operating profit margin at the following levels, which are cumulative from March 1, 2005:

Circuit City’s Operating Profit Margin	Vested Percent of Grant
2.3%	25%
3.25%	50%
4.0%	75%
4.5%	100%

The time-based restricted stock awards will vest on July 1 following the fourth anniversary of the date of grant, and the non-qualified stock options will vest at a rate of one-fourth per year, beginning July 1, 2006.

At his request, and with the concurrence of the Committee, Mr. McCollough did not receive a grant of non-qualified stock options. Instead, equity awards equal in value to the grant of 400,000 stock options that otherwise would have been granted to Mr. McCollough were set aside for “Chairman’s awards” to individuals who have the potential to make significant contributions to the achievement of the Company’s performance goals.

Equity awards made to executive officers under the fiscal year 2006 program include a provision requiring the executive officer to retain at least 50 percent of the shares received upon vesting or exercise, after satisfaction of applicable tax liabilities, until the executive officer meets the Company’s stock ownership guidelines. Performance accelerated and time-based restricted stock awards for named executive officers include an additional condition to vesting that requires that the stock price reach a certain level by the final vesting date for the award. If that performance condition is not met within three years after the final vesting date, then any shares that had not vested on the final vesting date will be forfeited by the named executive officer.

Perquisites. The Company provides a limited number of perquisites to its executive officers. Executives at the level of Senior Vice President and above are eligible to (i) receive a car allowance of $858.00 per month, (ii) receive a financial planning allowance of up to $6,000 per year, and (iii) participate in the Company’s Officer Evaluation Program which provides consumer electronics merchandise to the executive for personal use in an amount of up to $8,000 retail value per year. Additionally, the Chief Executive Officer and the Chief Financial Officer are entitled to limited personal use of Company aircraft. The Company also provides reimbursement to our officers for annual physical examination expenses that may not be covered under the Company’s regular medical benefits.

Retirement Programs and Other Benefits. In previous fiscal years, the Company had maintained a benefit restoration plan, which was designed to restore benefits for the Company’s more senior executives who were affected by the Internal Revenue Code limits on benefits provided under a pension plan. As part of changes to the Company’s overall retirement program, the Committee approved actions during fiscal 2005 which froze participation in the benefit restoration plan. Executives within 10 years of attaining their early retirement date or normal retirement date under the qualified retirement plan remain eligible to receive supplemental benefits under the non-qualified benefit restoration plan. Of the named executive officers, only Mr. McCollough, Mr. Clark and Mr. Moore remain eligible for benefits under the benefit restoration plan.

To maintain compensation effectiveness, the Committee adopted a Supplemental 401(k) Plan effective March 1, 2006 that, like the benefit restoration plan, is designed to provide benefits for executives affected by Internal Revenue Code limits on qualified retirement plans. The Supplemental 401(k) Plan is an unfunded, non-qualified deferred compensation plan, under which executives may defer up to 40 percent of their compensation and are eligible to receive a matching contribution of up to 4 percent of their compensation less any matching contribution received under the tax-qualified 401(k) plan.

During fiscal 2006, the Committee terminated the Executive Deferred Compensation Plan and distributed account balances to participants in accordance with termination rules permitted under applicable IRS regulations. This plan was a non-qualified, deferred compensation plan with a small number of senior executive participants. These participants are eligible to participate in the Supplemental 401(k) Plan.

CEO Compensation

Mr. McCollough retired as Chief Executive Officer effective February 28, 2006 and will be retiring as Chairman of the Board at the 2006 Annual Meeting of Shareholders. The Committee worked with the independent consultant to review and approve the terms of a Retirement and Consulting Agreement with Mr. McCollough. Mr. McCollough will provide consulting services to the Company for a one-year period beginning in July 2006. Annual compensation to Mr. McCollough for the consulting services will be $100,000, and Mr. McCollough will be obligated to perform up to 200 hours of service to assist in the transition of management of the Company following his retirement and to perform such other special projects and activities as may be requested by the Board or the Chief Executive Officer and agreed to by Mr. McCollough.

The Committee awarded Mr. McCollough additional age and service credit under the Company’s benefit restoration plan and amended the Company’s benefit restoration plan to allow Mr. McCollough to elect a lump-sum payment. Additional details regarding the terms of the Retirement and Consulting Agreement and Mr. McCollough’s compensation are outlined in the sections “Employment Agreements and Change-in-Control Arrangements” and “Pension Plan/Benefit Restoration Plan” and in the notes following the Summary Compensation Table.

Mr. Schoonover was named Chief Executive Officer effective March 1, 2006. The Committee approved compensation changes under the existing Employment Agreement between the Company and Mr. Schoonover in connection with the promotion. The Committee made these changes in consultation with the independent consultant, after a review of performance and competitive market data.

The Committee approved an increase in Mr. Schoonover’s base salary from $725,000 to $900,000. Beginning with fiscal year 2007, the Committee increased his target bonus from 90 percent of base salary to 100 percent of base salary. The Committee also increased Mr. Schoonover’s relocation allowance to $50,000, net of taxes.

Under the Circuit City Stores, Inc. 2003 Stock Incentive Plan (the “Plan”), the Committee awarded the following stock option and restricted stock grants to Mr. Schoonover in connection with his promotion to Chief Executive Officer:

•	a non-qualified stock option to purchase 1,000,000 shares of the Company’s common stock vesting one-third on each of the third, fourth and fifth anniversaries of the grant date and expiring 10 years from the grant date

•	a grant of 15,000 shares of time-based restricted stock vesting 100 percent on July 1, 2009

•	a grant of 15,000 shares of performance-accelerated restricted stock that will vest on July 1, 2009 with a provision for accelerated vesting based upon attainment of operating profit margin at the levels set for the Company’s current long-term incentive program

The equity awards to Mr. Schoonover are subject to the same terms and conditions established for the fiscal 2006 long-term incentive awards referenced above.

Stock Ownership Guidelines

The Committee considers stock ownership by executives to be an important means of linking executive interests directly to shareholders. The Company implemented stock ownership guidelines for the senior executive officers in fiscal 2005. The guidelines are designed to further align management’s long-term interests with that of shareholders by encouraging executives to make a commitment to hold a minimum amount of Company stock.

Job Level	Shares
Chief Executive Officer	325,000
Executive Vice President*	165,000
Senior Vice President (Management Executive Committee)	85,000
Other Senior Executives	45,000

*	includes Chief Financial Officer

The guidelines were effective July 1, 2004. Executives in their positions at that time will have until July 1, 2009 to attain the required minimum level. New executives or those promoted into a new position have five years from their date of hire or promotion to attain the specified levels.

Under the guidelines, unvested restricted stock and unexercised stock options do not qualify toward ownership until all restrictions lapse or such options are exercised. The Committee evaluates periodically management’s progress in achieving the specified levels.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated executive officers. While the Company seeks to preserve deductions where possible, consistent with a competitive and effective compensation program, the Committee has approved compensation that would not be fully deductible when the Committee believed doing so would be in the best interests of shareholders and may do so in the future. In addition, the deductibility of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act.

COMPENSATION AND PERSONNEL COMMITTEE

Mikael Salovaara, Chairman

Ursula O. Fairbairn

James F. Hardymon

Alan Kane

Carolyn Y. Woo

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted by the Board of Directors. The Committee’s primary purpose is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

During fiscal year 2006, the Committee met with management, the internal auditors and the independent registered public accounting firm. Regularly throughout the year, the Committee had separate private sessions with the independent registered public accounting firm and the internal auditors to discuss, among other things, financial management; accounting and internal control issues; assessment of the Company’s risks; audit plans; and the overall quality of the Company’s financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed the following with management and/or the independent registered public accounting firm:

•	Quarterly and year-end results

•	The quality and acceptability of the audited financial statements

•	Management’s discussion and analysis and the Company’s disclosure controls and procedures and internal control over financial reporting

•	The Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal control over financial reporting

•	The matters required to be discussed with the independent registered public accounting firm under Statement on Auditing Standards No. 61, Communication with Audit Committees

•	The independence of the Company’s independent registered public accounting firm

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Company has also considered whether the provision of specific non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described in this report and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal control over financial reporting, and of the independent registered public accounting firm who, in its reports, expresses opinions on the conformity of the Company’s annual consolidated financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

AUDIT COMMITTEE

Ronald M. Brill, Chair

Carolyn H. Byrd

Barbara S. Feigin

Allen B. King

J. Patrick Spainhour

ITEM TWO –– RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during the fiscal year ended February 28, 2006, and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007. If shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

The following table presents fees billed to the Company by KPMG LLP for the fiscal years ended February 28, 2006, and February 29, 2005:

	2006	2005
Audit Fees	$1,688,000	$1,321,250
Audit-Related Fees	$72,000	$286,762
Tax Fees	$208,447	$169,234
All Other Fees	$0	$0

Audit Fees include fees billed for the audit of the annual consolidated financial statements and of the Company’s internal control over financial reporting, quarterly reviews of unaudited financial statements, and consents and other services related to registration statements filed with the Securities and Exchange Commission.

Audit-Related Fees include fees billed for audits of employee benefit plans, attestation services related to securitization activities and due diligence assistance on a proposed acquisition.

Tax Fees include fees billed for tax compliance, tax advice and tax planning.

During 2003, the Audit Committee adopted pre-approval guidelines for services performed by the Company’s independent registered public accounting firm. The guidelines require advance approval of all audit and non-audit services performed by KPMG LLP for the Company. Non-audit services involving fees payable to KPMG LLP of $25,000 or less may be approved in advance by the Chair of the Audit Committee, who then reports the approval at the next scheduled Audit Committee meeting. All services performed by KPMG during fiscal 2005 and fiscal 2006 were approved in accordance with the Committee’s pre-approval guidelines.

OTHER BUSINESS

At this time, the Company does not know of any other business that will be presented to shareholders at the meeting. If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION

AT THE 2007 ANNUAL MEETING

All proposals submitted by shareholders for presentation at the 2007 Annual Meeting must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, Section 1.3 of the Company’s bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. The notice must be received (1) on or after February 1 and before March 1 of the year in which the meeting will be held, if clause (2) is not applicable, or (2) not less than 90 days before the date of the meeting if the date for that meeting prescribed in the bylaws has been changed by more than 30 days. The shareholder’s notice must include

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the bylaws.

A proposal that any shareholder desires to have included in the proxy statement for the 2007 Annual Meeting of shareholders must be received by the Company no later than January 16, 2007.

By Order of the Board of Directors,

Reginald D. Hedgebeth Senior Vice President, General Counsel and Secretary

May 15, 2006

CIRCUIT CITY STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 27, 2006

10:00 a.m. (EDT)

Circuit City Stores, Inc.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 27, 2006.

The shareholder named on the reverse side, having received the Annual Report on Form 10-K for the fiscal year ended February 28, 2006, and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 15, 2006, hereby appoints Reginald D. Hedgebeth and Robert L. Burrus, Jr. (the “Named Proxies”), and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Stores, Inc. (the “Company”) common stock, which the shareholder on the reverse side would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 27, 2006, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, with full discretion to vote on any matter that may come before the Annual Meeting, except that such shares shall be voted in accordance with the special instructions set forth on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 26, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 26, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Circuit City Stores, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Ronald M. Brill	04 Philip J. Schoonover	☐ Vote FOR all nominees	☐ Vote WITHHELD
	02 Michael E. Foss	05 Barbara S. Feigin	for the terms set forth	from all nominees
	03 Mikael Salovaara		in the Proxy Statement
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR ITEMS 1 AND 2.

Any proxy or proxies previously given for the meeting are revoked.

IF YOU DO NOT PLAN TO VOTE YOUR SHARES BY PHONE OR INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box ☐    Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.